EXHIBIT 99
                                                                      ----------

FOR IMMEDIATE RELEASE
---------------------

      For Additional Information Contact:
      David B. Barbour, President and Chief Executive Officer
      Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
      (606) 326-2800 Fax (606) 326-2801 www.classicbank.com

           CLASSIC BANCSHARES, INC. REPORTS A 32% INCREASE IN EARNINGS
                            FOR ITS 2003 FISCAL YEAR

      Ashland, Kentucky, -- May 16, 2003 -- Classic Bancshares, Inc. (NASDAQ -
CLAS) reported net income of $2.9 million, or $2.55 per diluted share for the fiscal year ended March 31, 2003 compared to net income of $2.2 million, or $1.93 per diluted share for the fiscal year ended March 31, 2002. Net income for the fourth quarter ended March 31, 2003 was $749,000 or $.66 per diluted share compared to $619,000 or $.55 per diluted share for the fourth quarter ended March 31, 2002.

      The Company's assets increased approximately $34.4 million to $249.8 million at March 31, 2003, representing a year-to-year asset growth rate of 16%. The growth for the twelve-month period was primarily in the Company's loan portfolio, which increased approximately $26.9 million or 17% on a year-to-year basis. The Company's loan growth was evenly weighted in the consumer and commercial business portfolios. Increased deposits funded asset growth during the fiscal year. Deposits increased approximately $31.3 million, an increase of 19.7% and borrowings decreased approximately $700,000 for the fiscal year ended March 31, 2003, as deposit inflows from other investment sources continued. A total of $11.2 million of the deposit increase was in demand, money market and savings accounts.

      Asset quality continues as a primary focus of the Company with total non-performing assets representing .5% of total assets at March 31, 2003 compared to .3% at March 31, 2002. The increase in non-performing assets was primarily in the one-to-four family portfolio and is representative of a slowing national and local economy. The Company recorded a provision for loan losses of $428,000 for the twelve-month period and had net charge-offs of approximately $81,000 for the twelve-month period resulting in an allowance for loan losses of approximately $2.0 million at March 31, 2003. The allowance at March 31, 2003 was equal to 156% of total non-performing loans and non-performing assets and 1.0% of total loans receivable.

      President and Chief Executive Officer, David B. Barbour remarked, "these results represent the second consecutive year of record earnings for the Company despite difficult economic conditions. Our management team and employees continue to execute a strategic direction that is focused on customer service, efficiencies and sustained profitability. Our new banking office in Greenup, Kentucky provided a major boost for the Company in deposit and loan growth."

      Net interest income increased for both the twelve-month period and the fourth quarter. Net interest income increased $1.6 million for the fiscal year ended March 31, 2003 compared to the fiscal year ended March 31, 2002 and $222,000 for the fourth quarter of fiscal year 2003 compared to the same period in 2002. The increases in net interest income were primarily due to a larger earning asset base.

      The Company's non-interest income improved for both the twelve-month period and the quarter. Non- interest income increased $220,000 for the fiscal year ended March 31, 2003 compared to the fiscal year ended March 31, 2002 and $98,000 for the fourth quarter of fiscal year 2003 compared to the same period in 2002. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts caused by deposit growth. Non-interest income also increased from a gain on the sale of securities.

      Non-interest expense increased for both the twelve-month period and the quarter. Non-interest expense increased approximately $730,000 for the fiscal year ended March 31, 2003 as compared to the fiscal year ended March 31, 2002 and increased approximately $105,000 for the fourth quarter of fiscal year 2003 compared to the same period in 2002. The increase in non-interest expense was due to an increase in salaries and employee benefits, and an increase in supplies and equipment expense. All of these expenses increased primarily due to the opening of a new branch office in Greenup, Kentucky in August 2002. Non-interest expense also increased due to increased costs related to incentive-based compensation programs as well as increases in ESOP expense as a result of increases in the average market price of the Company's stock.

      Classic Bancshares, Inc. previously announced that the Company entered into a definitive merger agreement with First Federal Financial Bancorp, Inc. Under the terms of the agreement, First Federal Financial Bancorp, Inc. will merge into Classic Bancshares, Inc. in a transaction valued at approximately $11.5 million. The deal is subject to certain conditions, including the approval of the shareholders of Classic Bancshares, Inc. and First Federal Financial Bancorp, inc. and receipt of regulatory approval, and is anticipated to close by the end of June 2003.

      Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with seven branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky.

      When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, real estate values in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

      The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                             SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Classic Bancshares, Inc. as of March 31, 2003 and March 31, 2002 and for the three and twelve months ended March 31, 2003 and 2002.

                                                                March 31,         March 31,
                                                                  2003              2002
                                                                  ----              ----
                                                                     (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total Assets                                                   $  249,881        $  215,447
Cash and other interest bearing deposits with other
financial institutions                                              8,148             5,400
Loans receivable, net                                             187,175           160,316
Investment securities,
     Available for sale                                            30,196            27,283
Mortgage-backed securities,
     Available for sale                                             9,596             9,064
Goodwill                                                            5,555             5,555
Deposits                                                          190,155           158,874
Securities sold under agreement to repurchase                       4,382             5,396
FHLB advances                                                      28,126            27,401
Stockholders' Equity, subject to certain restrictions              25,422            21,981


                                                                     Three Months Ended               Twelve Months Ended
                                                                           March 31,                         March 31,
                                                                  ---------------------------       ---------------------------
                                                                     2003             2002             2003             2002
                                                                  ----------       ----------       ----------       ----------
                                                                                         (In Thousands)

SELECTED OPERATIONS DATA:
Total interest income                                             $    3,544       $    3,399       $   14,205       $   13,709
Total interest expense                                                 1,186            1,263            4,970            6,100
                                                                  ----------       ----------       ----------       ----------
    Net interest income                                                2,358            2,136            9,235            7,609
Provision for loan losses                                                122               96              428              363
                                                                  ----------       ----------       ----------       ----------
    Net interest income after provision
    for losses on loans                                                2,236            2,040            8,807            7,246
                                                                  ----------       ----------       ----------       ----------
Fees and service charges                                                 310              288            1,338            1,189
Gain on sale of securities                                                61             --                 72                7
Other noninterest income                                                  84               69              265              259
                                                                  ----------       ----------       ----------       ----------
    Total noninterest income                                             455              357            1,675            1,455
    Total noninterest expense                                          1,656            1,551            6,457            5,727
                                                                  ----------       ----------       ----------       ----------
Income before income taxes                                             1,035              846            4,025            2,974
Income tax expense (benefit)                                             286              227            1,104              774
                                                                  ----------       ----------       ----------       ----------
    Net income                                                    $      749       $      619       $    2,921       $    2,200
                                                                  ==========       ==========       ==========       ==========

Basic earnings per share                                          $     0.72       $     0.59       $     2.77       $     2.08
Fully diluted earnings per share                                  $     0.66       $     0.55       $     2.55       $     1.94

                                                                        At or for the                    At or for the
                                                                     Three Months Ended               Twelve Months Ended
                                                                           March 31,                         March 31,
                                                                  ---------------------------       ---------------------------
                                                                     2003             2002             2003             2002
                                                                  ----------       ----------       ----------       ----------
OTHER DATA:
Return on average assets (ratio of annualized
   net income to total average assets)                                   1.2%              1.2%              1.3%              1.1%
Return on average equity (ratio of annualized
    net income to total average equity)                                 11.9              11.3              12.2              10.3
Net interest margin* (Federal Tax Equivalent)                            4.5               4.6               4.5               4.4
Non-performing assets to total assets                                    0.5               0.3               0.5               0.3
Allowance for loan losses to non-performing loans                      155.7             248.0             155.7             248.0
Allowance for loan losses to loans receivable, net                       1.0               1.0               1.0               1.0
Non-interest expenses/ Total revenues**                                 58.0              60.0              57.1              60.6
Book value per share                                              $    23.00        $    19.62        $    23.00        $    19.62
Tangible book value per share                                     $    17.97        $    14.66        $    17.97        $    14.66
Total shares outstanding                                           1,105,486         1,120,586         1,105,486         1,120,586
Total weighted avg. shares outstanding for EPS                     1,139,236         1,132,974         1,144,676         1,138,111
Number of full service offices                                             8                 7                 8                 7
Number of ATM locations                                                   20                18                20                18

* Net interest income (Federal Tax Equivalent) annualized divided by average earning assets.
** Total revenues = Net interest income (Federal Tax Equivalent) + non-interest income.